SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

Current Report Pursuant

to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 16, 2011

Health Enhancement Products, Inc.

(Exact Name Of Registrant As Specified In Its Charter)

Nevada

(State or Other Jurisdiction of Incorporation)

000-30415	87-0699977
(Commission File Number)	(I.R.S. Employer Identification No.)

7740 East Evans Rd., Suite A100, Scottsdale, AZ	85260
(Address of Principal Executive Offices)	(Zip Code)

(480) 385-3800

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

      . Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

      . Material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

      . Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

      . Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02

Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; compensatory Arrangements of Certain Officers

Item 1.02

Termination of a Material Definitive Agreement

On December 16, 2011, the Registrant and Andrew Dahl entered into an employment agreement under which Mr. Dahl became the Chief Executive Officer of the Registrant.   HEP Investments, LLC, which recently invested $600,000 in the Registrant, had arranged for Mr. Dahl to become CEO of the Registrant following its initial $600,000 investment.  The Registrant’s agreement with HEP Investments specifically provides that the Registrant may not remove Mr. Dahl  as CEO as long as there is any principal outstanding under its senior secured convertible note, without the prior written consent of HEP Investments, LLC.

Under the terms of Mr. Dahl’s employment agreement, he will be CEO of the Registrant for one year, subject to automatic renewal for successive one year terms, unless either party terminates the Agreement on sixty days’ notice prior to the expiration of the term of the agreement.  Mr. Dahl will be compensated as follows:  he will receive an annual base salary of $240,000 ($20,000 per month) (of which $5,000 per month will be deferred until the Registrant receives at least 85% of the $2,000,000 in funding called for by its agreement with HEP Investments (or receives such amount of funds from some other source).  In addition, Mr. Dahl is entitled to monthly bonus compensation equal to 2% of the Registrant’s revenue, but only to the extent that such bonus amount exceeds his base salary for the month in question.

In addition, Mr. Dahl will be entitled to warrants having an exercise price of $.25 per share, upon the attainment of specified milestones as follows:

➢

Warrants for 500,000 shares upon identification of bio-active agents in the Registrant’s product and filing of a patent with respect thereto

➢

Warrants for 500,000 shares upon entering into a contract under which the Registrant receives at least $500,000 in cash payments

➢

Warrants for 1,000,000 shares upon the Registrant entering into a co-development agreement with a research company to develop  medicinal or pharmaceutical applications (where the partner provides at least $2M in cash or in-kind outlays)

➢

Warrants for 1,000,000 shares upon the Registrant entering into a co-development agreement for neutraceutical or dietary supplement applications (where the partner provides at least $2M in cash or in-kind outlays)

➢

Warrants for 1,000,000 shares upon the Registrant entering into a pharmaceutical development agreement.

Mr. Dahl’s agreement may be terminated with or without cause, provided that if it is terminated without cause, Mr. Dahl would be entitled to certain severance payments. Mr. Dahl’s agreement also contains non-competition provisions.

Mr. Dahl is the founder and lead consultant at Great Northern & Reserve Partners, a management consulting firm he founded in 2005 that provides marketing and business consulting services to bio-tech, bio-medical and information technology companies.

The Registrant has been party to an Agreement with Great Northern & Reserve Partners (GNRP), under which GNRP provided consulting services to the Registrant.  See Current Report on Form 8-K filed October 22, 2009, which is incorporated herein by this reference.  The Registrant’s agreement with GNRP expired in October, 2011, but was subsequently extended on an interim basis.  The employment agreement between Mr. Dahl and the Registrant provides for termination of the GNRP agreement and that neither party shall have any further obligation thereunder, except that the Registrant acknowledged its obligation to pay GNRP $82,500 for the past due monthly payments still owing under the GNRP Agreement (the Registrant is not required to pay this amount until it receives  at least $1.5M (from any source).  In addition, the employment agreement provides that Mr. Dahl will receive 1,458,232 shares of common stock, based on an agreed value of $277,064 ($.19 per share), in full and complete satisfaction of all amounts owing to GNRP and Mr. Dahl as of December 16, 2011 (the termination date of the GNRP Agreement), not including unpaid monthly payments of $82,500, which are payable in cash, as described above.

The Registrant also entered into an employment agreement with John Gorman, its current Executive Vice President – Operations. Under the terms of Mr. Gorman’s employment agreement, he will continue to act as Executive Vice President – Operations, reporting to the CEO,  for a period of one year, subject to automatic renewal for successive one year terms, unless either party terminates the Agreement on sixty days’ notice prior to the expiration of the term of the agreement.  Mr. Gorman will continue to receive an annual base salary of $87,000, and he will be eligible for such bonus and equity compensation as the board of directors determines.  Mr. Gorman’s agreement may be terminated with or without cause, provided that if it is terminated without cause, Mr. Gorman would be entitled to certain severance payments.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 19, 2011	HEALTH ENHANCEMENT PRODUCTS, INC.

By /s/Philip M. Rice, II
Philip M. Rice, II, Chief Financial Officer